EXHIBIT 2.1

CAPITAL CONTRIBUTION AGREEMENT

This CAPITAL CONTRIBUTION AGREEMENT (this "Agreement") between ROBERT QIN PENG ("Peng") and ANTILIA GROUP, CORP., a Nevada corporation ("AGGG"), is made pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and is to be effective as of the 3rd day of December, 2018.

WHEREAS, Peng desires to contribute certain assets to AGGG and AGGG desires to assume certain liabilities (net of the assumed liabilities, the "Additional Capital") as more fully detailed on Exhibit A, hereto.

NOW, THEREFORE, in consideration of the above premises and the promises contained in this Agreement, and intending to be legally bound, Peng and AGGG hereby agree as follows:

1. Transfer of Additional Capital to AGGG.

Peng hereby transfers and contributes the Additional Capital to AGGG.

2. Acceptance of Additional Capital and Covenant by AGGG.

AGGG hereby accepts the contribution of the Additional Capital described in Section 1 above, and covenants to allocate the entire value of the Additional Capital to surplus.

3. Agreement as to Consideration for Additional Capital.

AGGG hereby transfers 8,000 shares of its common stock, $0.001 par value, to Peng in exchange for the Additional Capital contributed by Peng.

4. Warranties of AGGG.

4.1.	AGGG is duly organized and validly existing under the laws of its jurisdiction of formation.

4.2.	To the best of the knowledge of its undersigned officer, AGGG (a) is in good corporate standing in all jurisdictions in which it operates and (b) has no material federal, state or local tax liabilities which are past due.

4.3.	To the best of the knowledge of the undersigned officer of AGGG, there is no legal action or proceeding pending against AGGG which would inhibit the transaction of AGGG's ordinary business or prevent AGGG from validly entering into this Agreement.

4.4.	AGGG has the corporate power to enter into this Agreement and the officer executing this Agreement on behalf of AGGG has been duly authorized to do so.

CAPITAL CONTRIBUTION AGREEMENT	PAGE 2

4.5.	To the best of the knowledge of the undersigned officer of AGGG, the execution and performance of the obligations contained in this Agreement do not constitute a violation, breach or default under any other agreement by which AGGG is bound.

5. Warranties of Peng.

5.1.	Peng represents and warrants to AGGG that he has the full right and authority to enter into this Agreement and to assign his entire interest into the Additional Capital.

5.2.	Peng has not previously granted or assigned any rights with respect to the Additional Capital in whole or in part.

5.3.	To the best of the knowledge of Peng, there are no undisclosed claims of third parties pending against him that would call into question his rights to transfer his interest in the Additional Capital.

5.4.	To the best of the knowledge of Peng, there have been no other transfers, assignments, licenses or other rights granted to or by AGGG with respect to the Additional Capital.

6. Mutuality of Consent.

AGGG and Peng each acknowledge that this Agreement, and every agreement made in connection with this Agreement, represents the mutual and voluntary consent and understanding of the parties hereto.

7. Each Party Familiar with Operations of Other Party.

AGGG and Peng each acknowledge that they (a) are familiar with the operations of the other party, (b) have been provided access to all necessary financial records, statements, accounts or other materials of the other party, which such party requested, and (c) are competent to evaluate the risks associated with the performance of their respective obligations under this Agreement.

8. Execution and Delivery of Other Documents.

AGGG and Peng each covenant to perform all acts necessary or proper to effectuate the intent and purposes of this Agreement, including the execution and delivery of all other required or proper documents.

9. Governing Law.

This Agreement has been executed and delivered by Peng and AGGG (and will be deemed to be made) in the State of Nevada. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Nevada. Each of Peng and AGGG hereby submits to the jurisdiction of any state or federal court located within the State of Nevada, and consents that all service of process be made by certified mail directed to the relevant party at its address set forth above.

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10. Successors; Non-assignability.

This Agreement shall be binding upon and inure to the benefit of AGGG and Peng and their respective successors and assigns; provided, however, that this Agreement, or any portion thereof, may not be assigned without the written consent of the non-assigning party, which consent shall not be unreasonably withheld.

11. Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

12. Entire Agreement.

This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior contracts, understandings and agreements between the parties.

13. Amendment.

This Agreement may not be amended or modified without the written consent of each party hereto.

14. Expenses.

Each party agrees to pay its respective expenses incurred with respect to this Agreement and the consummation of the transactions contemplated thereby.

15. Counterparts.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

IN WITNESS WHEREOF, the undersigned have duly executed this Capital Contribution Agreement on this 3rd day of December, 2018.

ROBERT QIN PENG	ANTILIA GROUP, CORP.

/s/ Robert Qin Peng	By:	/s/ Robert Qin Peng
	Name:	Robert Qin Peng
	Title:	President

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EXHIBIT A

SCHEDULE OF CAPITAL CONTRIBUTIONS

Date of Contribution:

December 3, 2018

Amount of Contribution:

$40,000

Assets Contributed:

Domains & Social Media assets:

Google: All apps except for “Updates for Samsung…” app on this Google Play account:

http://play.google.com/store/apps/developer?id=eVeek&hl=en

Apple: All apps except for “DEO”, “Go Go Giraffe” and “Mr. Dreamer” on this iTunes account – http://itunes.apple.com/us/developer/eveek-llc/id426529594